(2)(n)(i)

CONSENT OF COUNSEL

We hereby consent to the use of our name and the references to our firm under the caption “Legal Counsel” included in or made a part of Post-Effective Amendment No. 4 to the Registration Statement of Voya Senior Income Fund (File No. 333-192499), on Form N-2 under the Securities Act of 1933, as amended.

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Boston, MA
June 29, 2015